ADHEREX REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Chapel Hill, NC, August 13, 2010 — Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), a biopharmaceutical company dedicated to providing innovative therapies that improve the life of cancer patients, today reported its financial results for the second quarter ended June 30, 2010.  All amounts are in U.S. dollars.

Financial Update

The net loss for the three month period ended June 30, 2010 was $0.4 million, or a loss of $0.00 per share, compared to a net loss of $0.9 million, or a loss of $0.01 per share, in the same period in 2009.  Operating expenses for the three month period ended June 30, 2010 totaled $0.4 million, as compared to $1.0 million in the same period in 2009.

The net loss for the six month period ended June 30, 2010 was $0.8 million, or a loss of $0.00 per share, compared to a net loss of $3.2 million, or a loss of $0.02 per share, in the same period in 2009.  Operating expenses for the six month period ended June 30, 2010 totaled $0.8 million, as compared to $3.2 million in the same period in 2009.

Cash and cash equivalents totaled $7.2 million at June 30, 2010, compared to $0.7 million at December 31, 2009.  At June 30, 2010, the Company had working capital totaling approximately $6.8 million.  The increased cash balance is as a result of the Company’s recently completed financing.

The selected financial data presented below is derived from our unaudited interim consolidated financial statements which were prepared in accordance with U.S. generally accepted accounting principles.  The complete consolidated financial statements for the quarter ended June 30, 2010 and management's discussion and analysis of financial condition and results of operations will be available via our website at www.adherex.com and also at www.sec.gov and www.sedar.com.gov.

Corporate Update

As announced on April 30, 2010, the Company reported that it has completed a first closing of a non-brokered private placement (“Private Placement”) of 240,066,664 units, at a price of $0.03 per unit for gross proceeds of $7,190,000. Adherex intends to raise up to an additional $1,800,000 by way of a Private Placement which will occur in one or more closings and up to an additional $12,750,000 by way of a rights offering.

“We continue to make great progress in the development of our planned eniluracil/5-FU study in metastatic breast cancer.  We are in the final stages of the study design and CRO selection,” said Mr. Rosty Raykov, Chief Executive Officer of Adherex.

Adherex’s Newly Redesigned Website – www.adherex.com

The Company would like to extend an invitation to all investors and interested parties to visit the newly redesigned website at www.adherex.com, which includes a video presentation by Dr. Thomas Spector on the history, science and future development of eniluracil.

About Adherex Technologies
Adherex Technologies Inc. is a biopharmaceutical company focused on the development of eniluracil and 5-fluorouaricil.

This press release contains forward-looking statements that involve significant risks and uncertainties.  The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements.  Such forward-looking statements include, without limitation, those regarding our development plans and the expected funding, timing and results of our development as well as our efforts to pursue strategic alternatives.  We can provide no assurance that development will proceed as currently anticipated, that previous results will be predictive of future outcomes, that the expected funding, timing or results of our development will be realized, or that we will be able to form strategic collaborations or partnerships with other companies.  We are subject to various risks, including our near term need for additional capital to fund our operations, current and anticipated conditions in the economy and financial markets, our history of losses, our ability to continue to meet the listing requirements of the TSX, the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, and other risks inherent to the biopharmaceutical industry.  For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144

FINANCIAL CHARTS FOLLOW

Adherex Technologies Inc.
Unaudited Selected Financial Data
(U.S. dollars in thousands except per share amounts)

Interim Consolidated Balance Sheets:	June 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$7,152	$685
Other current assets	4	148
Total assets	$7,156	$833

Liabilities and stockholders’ equity:
Current liabilities	$359	$420
Other long-term liabilities	-	7
Total stockholders’ equity	6,796	406
Total liabilities and stockholders’ equity	$7,156	$833

Interim Consolidated Statements of Operations:	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenue	$-	$-	$-	$-

Operating expenses:
Research and development	146	650	309	1,929
General and administrative	296	311	499	984

Loss from operations	(442)	(961)	(808)	(2,913)

Other income (expense)	-	22	-	(318)
Interest income	8	1	8	47

Net loss and comprehensive loss	$(433)	$(938)	$(800)	$(3,184)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.02)